As filed with the Securities and Exchange Commission on August 1, 2022

Registration No. 333-262217

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mega Matrix Corp.

(formerly known as AeroCentury Corp.)

(Exact name of registrant as specified in its charter)

Delaware	7394	94-3263974
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3000 El Camino Real,

Bldg. 4, Suite 200, Palo Alto, CA

(650) 340-1888

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Yucheng Hu

Chairman, President and Chief Executive Officer

3000 El Camino Real,

Bldg. 4, Suite 200, Palo Alto, CA

(650) 340-1888

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

Copies to:

John P. Yung, Esq.

Lewis Brisbois Bisgaard & Smith LLP

333 Bush Street, Suite 1100

San Francisco, CA 94104

(415) 362-2580

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated August 1, 2022

Prospectus

(formerly known as Aerocentury Corp.)

2,397,305 Shares

Common Stock

Pursuant to this prospectus, the selling stockholder identified herein are offering on a resale basis an aggregate of 2,397,305 shares of our common stock that were issued in connection with a private placement we completed on September 30, 2021. We will not receive any of the proceeds from the sale by the selling stockholder of the common stock.

The selling stockholder may sell or otherwise dispose of the common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell or otherwise dispose of the common stock covered by this prospectus in the section entitled “Plan of Distribution” on page 18. Discounts, concessions, commissions and similar selling expenses attributable to the sale of common stock covered by this prospectus will be borne by the selling stockholder. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the common stock with the Securities and Exchange Commission.

On December 30, 2021, we implemented a five (5) for one (1) forward stock split (the “Forward Stock Split”) of our issued and outstanding common stock, par value $0.001 per share. References to our common stock in this prospectus have been adjusted to give effect to the Forward Split.

Effective March 25, 2022, we changed our name from Aerocentury Corp. to Mega Matrix Corp. to better reflect our expansion into Metaverse and the GameFi business. Our common stock is listed on the NYSE American under the symbol “MTMT.” On August 1, 2022, the last reported sale price of our common stock was $1.03 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED ON PAGE 4 HEREIN AND IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021, AS WELL AS OUR SUBSEQUENTLY FILED PERIODIC AND CURRENT REPORTS, WHICH WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____ 2022

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events concerning our business and to our future revenues, operating results and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue,” or the negative of those terms or other comparable terminology.

Any forward-looking statements contained in this prospectus are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” in this prospectus and in other reports filed from time to time with the Securities and Exchange Commission (SEC) that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents which we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a continuous offering process.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Information by Reference” in this prospectus.

You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus covers offers and sales of our common stock only in jurisdictions in which such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Effective March 25, 2022, we changed our name from Aerocentury Corp. to Mega Matrix Corp. to better reflect our expansion into Metaverse and the GameFi businesses. All references in this prospectus, unless the context indicates otherwise, to “AeroCentury” refers to AeroCentury Corp. and the “Company,” “we,” “us,” and “our” refers to AeroCentury prior to March 25, 2022 and renamed “Mega Matrix Corp.” commencing on March 25, 2022, and, except where expressly noted otherwise or the context otherwise requires, its consolidated subsidiaries.

ABOUT MEGA MATRIX CORP.

Business of the Company

We are engaged in the GameFi business in the metaverse ecosystem which was launched in late March 2022. In addition, to a lesser extent, we are engaged in the provision of aircraft advisory and management services since September 30, 2021. We operate through our two subsidiaries, Mega Metaverse Corp., a California corporation (“Mega”) and JetFleet Management Corp., a California corporation and formerly known as JetFleet Holding corporation (“JetFleet”). Effective March 25, 2022, we changed our name from Aerocentury Corp. to Mega Matrix Corp. to better reflect our expansion into Metaverse and the Gamefi business.

In December 2021, we launched our GameFi business in the metaverse ecosystem through Mega, and released our first NFT (non-fungible token) game “Mano” on March 25, 2022. Mano is a competitive idle role-playing game (RPG) deploying the concept of GameFi in the innovative combination of NFTs (non-fungible token) based on blockchain technology, with a “Play-to-earn” business model that the players can earn while they play in Mega’s metaverse universe “alSpace”. We are responsible for creating, developing, operating and maintaining the alSpace platform which has been completed for the Mano game. We anticipate continuing to maintain the Mano and the alSpace platform in the future. A player enhances the alBots’   features through its genomes, tools, equipment and skills.

Mano is played using our NFT alBots, Genesis alBots and non-Genesis alBots. An alBot is the main character of Mano game and potential future games played on the alSpace platform. alBots are small intelligent robots created on alSpace platform with unique genomes with body parts consisting of a torso and seven parts, each with unique characteristics. These features are determined by the genetic code of the alBot, which can be extracted by the alpha matrix and recombined with other alBot's genes to become a new alBot. In addition to game play alBots may be traded in our alSpace platform. Genesis alBots are better designed and have more functions and capabilities, which may create greater demand and collection value. Non-Genesis alBots with ordinary design do not have as much value because of its limited energy level. As of March 31, 2022, we randomly distributed sixty-six (66) Genesis alBots to early twenty-two reservation holders. In addition, we also distributed some non-Genesis alBots to our team members and developers for beta testing and are restricted from trading. Players with Genesis alBots can receive higher rewards in terms of Mano coin, a token issued by the Company on the alSpace platform. Mano coins can only be obtained by playing the Mano game and can only be used in the game for creating Genomes through the cloning and conversion process of the alBots. The Mano coins cannot be traded or sold in the alSpace marketplace.

Currently we earn fees from our Mano game as follows:

●	Resetting Genesis alBots. Through game play, the energy level of the Genesis alBots will be depleted. To reset the energy level, a player can pay a fee to reset Genesis alBots back to its original maximum energy level. Players cannot reset non-Genesis alBots.

●	Service Fee. We charge a service fee for each sale transaction that take place on our alSpace marketplace. Players can sell or trade their alBots, tools and weapons from the Mano game in our alSpace marketplace.

●

Synthesis Fee. Our players can clone or convert their alBots to Genomes using Mano coins. By cloning an alBot, a player can randomly extract certain genes/attributes from the alBot and create a new NFT which we call Genome. Each alBot can only make seven (7) clones, however, Genesis alBots can be reset to make seven (7) additional clones. In addition, players can convert its alBots into a Genome. Once the alBot is converted into a Genome, the original alBot is consumed. Players can synthesize two Genomes to create a new alBot based on the genes/attributes contained in the Genomes. In addition, the Genomes can be traded or sold on the alSpace marketplace. We charge a service fee for this synthesis process.

Players use Metamask, a third party software company that developed a non-custodial wallet, to pay for our services and to purchase products and make trades. Neither we nor Metamask will accept responsibility for any losses associated with the non-custodial wallet. We accept Binance (BNB) payment for our services. We convert most of the BNBs into stable cryptocurrencies such as USDC and USDT. For the quarter ended March 31, 2022, we received approximately $323,600 of BNB in revenue for our services.

Our mission for the Mano game is to enable users to play and earn financial rewards in the metaverse through GameFi on our alSpace platform. Our key plans going forward include maintaining our Mano game and alSpace platform. We are currently exploring other opportunities in the metaverse to expand our business model.

In addition, through our 51.0% ownership in JetFleet as of March 31, 2022, we will continue to focus on third-party management service contracts for aircraft operations. We believe that as passive investor interest in aircraft assets has increased, there has been increasing demand from aircraft investors for professional third-party aircraft leasing and portfolio management. We intend to take advantage of our reputation, experience and expertise in this aircraft management area. JetFleet conducts all of its operations from its office located at 1818 Gilbreth Rd., Suite 243, Burlingame, California, United States.

Bankruptcy

We and our then subsidiaries, JetFleet Holdings Corp., a California corporation (“JHC”) and JetFleet Management Corp. (“JMC” along with JHC collectively “Debtors”), filed on March 29, 2021, a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The filing was made in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) Case No. 21-10636 (the “Chapter 11 Case”). We also filed motions with the Bankruptcy Court seeking authorization to continue to operate our business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On August 16, 2021, in the Bankruptcy Court, the Debtors filed unexecuted drafts of its Plan Sponsor Agreement to be entered into between us, Yucheng Hu, TongTong Ma, Qiang Zhang, Yanhua Li, Yiyi Huang, Hao Yang, Jing Li, Yeh Cheng and Yu Wang, and identifying such individuals, collectively, as “Plan Sponsors” (the “Plan Sponsor Agreement”), and related agreements and documents required thereunder (collectively, with the Plan Sponsor Agreement, the “Plan Sponsor Documents”). The Plan Sponsor Documents were intended to cover the transactions contemplated by an investment term sheet entered into with Yucheng Hu and are part of the Debtors' plan of reorganization as reflected in the Combined Disclosure Statement and Plan filed with the Bankruptcy Court as amended and supplemented from time to time (the “Plan”). On August 31, 2021, the Bankruptcy Court entered an order, Docket No. 0296 (the “Confirmation Order”), confirming the Plan as set forth in the Combined Plan Statement and Plan Supplement.

On September 30, 2021 and pursuant to the Plan Sponsor Agreement, we entered into and consummated the transactions contemplated by a Securities Purchase Agreement with the Plan Sponsor, and Yucheng Hu, in the capacity as the representative for the Plan Sponsor thereunder, pursuant to which we issued and sold, and the Plan Sponsor purchased, 2,870,927 (14,354,635 post-split) shares of our common stock at $3.85 for each share of common stock for an aggregate purchase price of approximately $11,053,069.

Also on September 30, 2021, and pursuant to the Plan Sponsor Agreement, we entered into and consummated the transactions contemplated by a Series A Preferred Stock Purchase Agreement (the “JHC Series A Agreement”) with JHC, pursuant to which JHC issued and sold, and we purchased, 104,082 shares of Series A Preferred Stock, no par value, at $19.2156 per share of JHC Series A Preferred Stock, for an aggregate purchase price of $2 million.

Each share of JHC Series A Preferred Stock shall be entitled to one (1) vote on any matter that is submitted to a vote or for the consent of the shareholders of JHC. The JHC Series A Preferred Stock provides the Company with 74.83% voting control over JHC immediately following its issuance.

On January 1, 2022, JMC, a wholly-owned subsidiary of JHC, was merged with and into JHC, with JHC being the surviving entity. As part of the merger, JHC changed its name to JetFleet Management Corp. (“JetFleet”).

Change In Control

As a condition to the closing of the Securities Purchase Agreement, Michael G. Magnusson resigned as President and Chief Executive Officer; Harold M. Lyons resigned as Chief Financial Officer, Treasurer, Senior Vice President, Finance and Secretary; and Michael G. Magnusson, Toni M. Perazzo, Roy E. Hahn, Evan M. Wallach and David P. Wilson resigned as directors of the Company effective October 1, 2021.

Effective as on October 1, 2021, Yucheng Hu, Florence Ng, Jianan Jiang, Qin Yao and Siyuan Zhu (the “Incoming Directors”) were appointed to serve as members on our Board of Directors. The Incoming Directors were designated by the Plan Sponsor pursuant to the Plan Sponsor Agreement to hold office until our next annual meeting. The Board of Directors also appointed Mr. Hu to serve as Chairman, President and Chief Executive Officer; Ms. Ng to serve as Vice President of Operations; and Qin (Carol) Wang to serve as its Chief Financial Officer, Secretary and Treasurer the Company.

Additional Information

We are a Delaware corporation incorporated in 1997. Our headquarter is located at 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, CA. Our main telephone number is (650) 340-1888. Our website is located at: http://www.mtmtgroup.com.

RISK FACTORS

An investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risks together with all of the other information contained or incorporated by reference in this prospectus, including any risks in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in our subsequent filings with the SEC. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

Risks Related to our Business

A particular digital asset’s status, such as an NFT, including our alBots, Genomes and weapons, as a “security” in any relevant jurisdiction is subject to a high degree of uncertainty and if a regulator disagrees with our characterization of the NFT or Mano coin, we may be subject to regulatory scrutiny, investigation, fines and penalties, which may adversely affect our business, operating results and financial condition. A determination that a NFT or our Mano coin is a “security” may adversely affect the value of those NFTs, Mano coins, and our business.

The SEC and its staff have taken the position that certain digital assets such as a NFT may fall within the definition of a “security” under U.S. federal securities laws. The legal test for determining whether any given digital asset is a security is a highly complex, fact-driven analysis that may evolve over time, and the outcome is difficult to predict. Our determination that the NFTs that are developed by players and our Mano coins are not securities is a risk-based assessment and not a legal standard or one binding on regulators. The SEC generally does not provide advance guidance or confirmation on the status of any particular digital asset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff.

The classification of a digital asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, and clearing of such assets. For example, a digital asset that is a security may generally only be offered or sold pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in digital assets that are securities may be subject to registration with the SEC as a “broker” or “dealer.” Platforms that bring together purchasers and sellers to trade digital assets that are securities are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system (“ATS”), in compliance with rules for ATS’s. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency.

We analyze whether the NFTs that are related to our games and the Mano coin could be deemed to be a “security” under applicable laws. Our analysis does not constitute a legal standard, but rather represent our management’s assessment regarding the likelihood that a particular digital asset could be deemed a “security” under applicable laws. Regardless of our conclusions, we could be subject to legal or regulatory action in the event the SEC or a court were to determine that   NFTs that are generated by our games or Mano coin may be deemed a “security” under applicable laws.

There can be no assurances that we will properly characterize any given digital asset as a security or non-security or that the SEC, or a court, if the question was presented to it, would agree with our assessment. We could be subject to judicial or administrative sanctions for failing to offer or sell digital assets in compliance with the registration requirements, or for acting as a broker or dealer without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm. For instance, all transactions in such supported digital asset would have to be registered with the SEC, or conducted in accordance with an exemption from registration, which could severely limit its liquidity, usability and transactability. Further, it could draw negative publicity and a decline in the general acceptance of the digital asset. Also, it may make it difficult for such digital asset to be traded, cleared, and custodied as compared to other digital assets that are not considered to be securities.

The GameFi industry is new and developing and there is no assurance that our games currently under development will be accepted by players.

The development of the GameFi industry is new and continues to rapidly evolve. We intend to develop games with a “Play-to-Earn” model that allows players to earn financial rewards through NFT while they play the Mano game on our “alSpace” platform. Our first NFT game was released on March 25, 2022. However, no assurance can be made that Mano will generate enough interest in order for the game to be successful or for players to utilize their Mano NFTs.

The creation of NFTs for our games is dependent on our ability to develop an acceptable blockchain.

Our ability to create NFTs that can be minted, accepted and transferred is dependent on our ability to develop or engage a third party to develop an accepted and secured blockchain. Failure to develop or engage a third party to develop a secured and reliable blockchain, will adversely affect our ability to create a marketplace where players and users trade their NFTs.

We will need to explore other opportunities in the metaverse to expand our business model.

Our Mano game and alSpace platform is subject to continuing maintenance. At this time, we do not intend   to develop other games or permit other developers to utilize the alSpace platform. Therefore, we will need to explore and develop other opportunities in the metaverse to expand our business model.

Our business will be intensely competitive. We may not deliver successful and engaging games, or players and consumers may prefer our competitors’ products over our own.

Although the development of the GameFi industry is new, we anticipate that competition in our business will be intense. Many new products will be introduced, but we anticipate that only a relatively small number of products will drive significant engagement and account for a significant portion of total revenue. It is anticipated that our competitors will range from mature well-funded companies to emerging start-ups. If we do not develop consistent high-quality, well-received and engaging products that are of interest to players, the lack of interest will adversely affect our business objectives.

There can be no assurance that the market for NFTs will be developed and/or sustained, which may materially adversely affect the value of NFTs.

The market for digital assets, including, without limitation, NFTs, whether related to in-game assets or otherwise, is still nascent. Accordingly, the market for NFTs may not develop, or if a market does develop, such value be maintained. If a market does not develop for the NFTs, it may be difficult or impossible for us to maintain a marketplace where players and users can trade and eventually sell their NFTs.  Failure to develop a marketplace for our NFTs will adversely affect our business objectives.

Our business may suffer to some extent if we are unable to continue to develop successful games for the alSpace platform, successfully monetize alSpace platform games, or successfully forecast alSpace platform launches and/or monetization.

In the future, our business may depend on developing and publishing alSpace platform games such as Mano for live online players for earning NFTs, and that such consumers will download and spend time playing. If we decide to seek development and market our alSpace platform games in the future, we expect to devote substantial resources;   however we cannot guarantee that we will continue to develop games that appeal to players or that we can develop the alSpace platform that will appeal to other game developers. The success of our games depends, in part, on unpredictable and volatile factors beyond our control including consumer preferences, competing games, new metaverse platforms and the availability of other entertainment experiences. If our games are not launched on time or do not meet consumer expectations, or if they are not brought to market in a timely and effective manner, our ability to grow revenue and our financial performance will be negatively affected.

In addition to the market factors noted above, in the future, our ability to successfully develop games for the alSpace platform and our ability to achieve commercial success will depend on our ability to:

●	effectively market the alSpace platform games to existing gamers and new gamers without excess costs;

●	effectively monetize the games;

●	adapt to changing player preferences;

●	expand and enhance the alSpace platform games after their initial releases;

●	attract, retain and motivate talented game designers, product managers and engineers who have experience developing games for metaverse platforms;

●	minimize launch delays and cost overruns on the development of our alSpace platform games;

●	maintain quality alSpace platform game experience;

●	compete successfully against a large and growing number of existing market participants;

●	minimize and quickly resolve bugs or outages; and

●	acquire and successfully integrate high quality metaverse assets, personnel or companies.

These and other uncertainties make it difficult to know whether we will succeed in continuing to develop successful alSpace platform games and launch these games in accordance with our financial plan. If we do not succeed in doing so, our business model for this particular part will suffer.

We have a relatively new history in developing and launching metaverse games. As a result, we may have difficulty predicting the development schedule of our new games and forecasting bookings for a game. If launches are delayed and we are unable to monetize the alSpace platform game in the manner that we forecast, our ability to grow revenue and our financial performance will be negatively impacted.

One primary strategy to grow our business is to develop NFTs and games for the alSpace platform. If we are not able to attract players to our GameFi platform, our financial position and operating results may suffer.

The technology underlying blockchain technology is subject to a number of industry-wide challenges and risks relating to consumer acceptance of blockchain technology. The slowing or stopping of the development or acceptance of blockchain networks and blockchain assets would have a material adverse effect on the successful adoption of the NFTs.

The growth of the blockchain industry is subject to a high degree of uncertainty regarding consumer adoption and long-term development. The factors affecting the further development of the blockchain and NFT industry include, without limitation:

●	worldwide growth in the adoption and use of NFTs and other blockchain technologies;

●	government and quasi-government regulation of NFTs and their use, or restrictions on or regulation of access to and operation of blockchain networks or similar systems;

●	the maintenance and development of the open-source software protocol of blockchain networks;

●	changes in consumer demographics and public tastes and preferences;

●	the availability and popularity of other forms or methods of buying and selling goods and services, or trading assets, including new means of using government-backed currencies or existing networks;

●	the extent to which current interest in NFTs represents a speculative “bubble”;

●	general economic conditions in the United States and the world;

●	the regulatory environment relating to NFTs and blockchains; and

●	a decline in the popularity or acceptance of NFTs or other digital assets.

The NFT industry as a whole has been characterized by rapid changes and innovations and is constantly evolving. Although it has experienced significant growth in recent years, the slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and blockchain assets may deter or delay the acceptance and adoption of NFTs.

The slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks or blockchain assets may adversely impact the value of NFTs. The value of specific NFTs relies on the development, general acceptance and adoption and usage of the applicable blockchain network which depends on ability to readily access the applicable network.

The prices of digital assets are extremely volatile, and such volatility may have a material adverse effect on the value of alSpace platform NFTs.

Decreases in the price of even a single other digital asset may cause volatility in the entire digital asset industry and may affect the value of other digital assets, including any alSpace platform NFTs.  For example, a security breach or any other incident or set of circumstances that affects purchaser or user confidence in a well-known digital asset may affect the industry as a whole and may also cause the price of other digital assets, including NFTs, to fluctuate.

The value of in-game asset NFTs relies in part on the development, general acceptance and adoption and usage of blockchain assets, rather than solely on the in-game asset itself.

In-game asset NFTs are a means to establish proof of ownership of in-game assets through cryptographic key pairs, the public key of the creator(s) who created the in-game asset and the private key of the holder representing a verified instance (whether unique or part of a series) of that in-game asset.  The purchase of an in-game asset NFT gives the holder the right to hold, transfer and/or sell the NFT. The NFT does not itself include any physical manifestation of the in-game asset. The value of in-game asset NFTs is derived from the cryptographic record of ownership, rather than solely on the in-game asset itself (alBots and other in-game items); an in-game asset originated as an NFT (i.e., the actual file or files constituting the in-game asset of which ownership is represented by an NFT) may have no value absent the NFT, depending on what other rights were conveyed with the NFT, for example a copyright interest that could be transferred separate from the NFT. Thus, the value of the in-game asset NFT relies in part on the continued development, acceptance, adoption and usage of the applicable blockchain.

Expansion of our operations into new products, services and technologies, including content categories, is inherently risky and may subject us to additional business, legal, financial and competitive risks.

Historically, our operations have been focused on third-party management service contracts for aircraft operations. Further expansion of our operations and our marketplace into additional products and services, such as NFTs involves numerous risks and challenges, including potential new competition, increased capital requirements and increased marketing spent to achieve customer awareness of these new products and services. Growth into additional content, product and service areas may require changes to our existing business model and cost structure and modifications to our infrastructure and may expose us to new regulatory and legal risks, any of which may require expertise in areas in which we have little or no experience. There is no guarantee that we will be able to generate sufficient revenue from sales of such products and services to offset the costs of developing, acquiring, managing and monetizing such products and services and our business may be adversely affected.

If we cannot continue to innovate technologically or develop, market and sell new products and services, or enhance existing technology and products and services to meet customer requirements, our ability to grow our revenue could be impaired.

Our growth largely depends on our ability to innovate and add value to our existing creative platform and to provide our customers and contributors with a scalable, high-performing technology infrastructure that can efficiently and reliably handle increased customer and contributor usage globally, as well as the deployment of new features. For example, NFTs require additional capital and resources. Without improvements to our technology and infrastructure, our operations might suffer from unanticipated system disruptions, slow performance or unreliable service levels, any of which could negatively affect our reputation and ability to attract and retain customers and contributors. We are currently making, and plan to continue making, significant investments to maintain and enhance the technology and infrastructure and to evolve our information processes and computer systems in order to run our business more efficiently and remain competitive. We may not achieve the anticipated benefits, significant growth or increased market share from these investments for several years, if at all. If we are unable to manage our investments successfully or in a cost-efficient manner, our business and results of operations may be adversely affected.

The value of NFT is uncertain and may subject us to unforeseeable risks.

We create and support NFTs. NFTs are unique, one-of-a-kind digital assets made possible by certain digital asset network protocols. Because of their non-fungible nature, NFTs introduce digital scarcity and have become popular as online “collectibles,” similar to physical rare collectible items, such as trading cards or art. Like real world collectibles, the value of NFTs may be prone to “boom and bust” cycles as popularity increases and subsequently subsides. If any of these bust cycles were to occur, it could adversely affect the value of certain of our future strategies. In addition, because NFTs generally rely on the same types of underlying technologies as digital assets, most risks applicable to digital assets are also applicable to NFTs and hence our creation of NFTs will be subject to general digital assets risks as described elsewhere in these risk factors.

A particular digital asset’s status as a “security” in any relevant jurisdiction is subject to a high degree of uncertainty and depending upon the activities undertaken by our customers utilizing our products and services, we and our customers may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

The SEC and its staff have taken the position that certain digital assets fall within the definition of a “security” under the U.S. federal securities laws. The legal test for determining whether any given digital asset is a security is a highly complex, fact-driven analysis that evolves over time, and the outcome is difficult to predict. The SEC generally does not provide advance guidance or confirmation on the status of any particular asset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. With respect to various digital assets, there is currently no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular asset could be deemed a “security” under applicable laws.

The classification of a digital asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale and trading of such assets. For example, a digital asset that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in assets that are securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.” Platforms that bring together purchasers and sellers to trade digital assets that are securities in the United States are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system, or ATS, in compliance with rules for ATSs. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency. Foreign jurisdictions may have similar licensing, registration, and qualification requirements.

If the SEC, foreign regulatory authority, or a court were to determine that a supported digital asset offered, sold, or traded by one of our customers on a platform provided by us is a security, our customer would not be able to offer such asset for trading until it was able to do so in a compliant manner, which would require significant expenditures by the customer. In addition, we or our customer could be subject to judicial or administrative sanctions for failing to offer or sell the digital asset in compliance with the registration requirements, or for acting as a broker, dealer, or national securities exchange without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, disgorgement, criminal liability, and reputational harm which could negatively impact our business, operating results, and financial condition.

Risks Related to our Company

Our filing of bankruptcy may adversely affect our business and relationships.

On August 31, 2021, the Bankruptcy Court entered its Findings of Fact, Conclusions of Law and Order Approving and Confirming the Combined Disclosure Statement and Joint Chapter 11 Plan of AeroCentury Corp. (now known as Mega Maxtrix Corp.), and its Affiliated Debtors. The Effective Date of the Plan occurred on September 30, 2021. Each condition precedent to consummation of the Plan has been satisfied and/or waived.

As a result of our bankruptcy filing:

●	suppliers, vendors or other contract counterparties may require additional financial assurances or enhanced performance from us;

●	our ability to compete for new business may be adversely affected;

●	our ability to attract, motivate and retain key executives and employees may be adversely affected;

●	our employees may be distracted from performance of their duties or more easily attracted to other employment opportunities; and

●	we may have difficulty obtaining the capital we need to operate and grow our business.

The occurrence of one or more of these events could have a material adverse effect on our business, financial condition, results of operations and reputation.

Upon our emergence from Chapter 11, the composition of our stockholder base has changed significantly.

As a result of the concentration of our equity ownership, our future strategy and plans may differ materially from those in the past. Upon our anticipated emergence from Chapter 11, the Plan Sponsors collectively held approximately 65.0% of our common stock, while holders of our legacy equity interests held approximately 35.0% of our common stock. Therefore, the Plan Sponsors have significant control on the outcome of matters submitted to a vote of stockholders, including, but not limited to, electing directors and approving corporate transactions. As a result, our future strategy and plans may differ materially from those of the past. Circumstances may occur in which the interests of the Plan Sponsors could be in conflict with the interests of other stockholders, and the Plan Sponsors would have substantial influence to cause us to take actions that align with their interests. Should conflicts arise, there can be no assurance that the Plan Sponsors would act in the best interests of other stockholders or that any conflicts of interest would be resolved in a manner favorable to our other stockholders.

The composition of our board of directors has changed significantly.

Pursuant to the Plan, the composition of our board of directors changed significantly. Upon our emergence from Chapter 11, our board of directors consisted of five directors, none of whom had previously served on our board of directors. The new directors have different backgrounds, experiences and perspectives from those who previously served on our board of directors and thus may have different views on the issues that will determine our future. There can be no assurance that our new board of directors will pursue, or will pursue in the same manner, our previous strategy and business plans.

Certain information contained in our historical financial statements are not comparable to the information contained in our financial statements after the adoption of fresh start accounting.

Upon our emergence from Chapter 11, we adopted fresh start accounting in accordance with ASC Topic 852 and became a new entity for financial reporting purposes. As a result, we revalued our assets and liabilities based on our estimate of our enterprise value and the fair value of each of our assets and liabilities. These estimates, projections and enterprise valuation were prepared solely for the purpose of the bankruptcy proceedings and should not be relied upon by investors for any other purpose. At the time they were prepared, the determination of these values reflected numerous estimates and assumptions, and the fair values recorded based on these estimates may not be fully realized in periods subsequent to our emergence from Chapter 11.

The consolidated financial statements after our emergence from bankruptcy will not be comparable to the consolidated financial statements on or before that date. This will make it difficult for stockholders to assess our performance in relation to prior periods.

We have a limited operating history in our post-bankruptcy new focus business, so there is a limited track record on which to judge our business prospects and management.

We have limited operating history in GameFi, NFT and metaverse upon which to base an evaluation of our business and prospects. You must consider the risks and difficulties we face as a small operating company with limited operating history. Further, our additional game development for metaverse games is a new venture, to which we have no experience and will rely upon our third party developers to develop such a game.

We may need to raise additional capital by issuing additional securities which could hurt the market for our securities or be on terms more favorable than those of our current shareholders.

We will need to, or desire to, raise substantial additional capital in the future if this funding is not fully carried out. Our future capital requirements will depend on the costs of establishing or acquiring sales, marketing, and distribution capabilities for our services inducing sales of AlBots, the gaming portion of the company, and operations and other potential unforeseen circumstances.

Our business depends on the continuing efforts of our management. If it loses their services, our business may be severely disrupted.

Our business operations depend on the efforts of our new management, particularly the executive officers named in this document. If one or more of our management were unable or unwilling to continue their employment with us, it might not be able to replace them in a timely manner, or at all. We may incur additional expenses to recruit and retain qualified replacements. Our business may be severely disrupted, and our financial condition and results of operations may be materially and adversely affected. In addition, our management may join a competitor or form a competing company. As a result, our business may be negatively affected due to the loss of one or more members of our management.

We may not be able to prevent or timely detect cyber security breaches and may be subject to data, security and/or system breaches which could adversely affect our business operations and financial conditions.

We rely on information technology networks and systems, including the use of third-party communications systems over the Internet, to process, transmit and store electronic information, and to manage or support our business activities. These information technology networks and systems may be subject to security breaches, hacking, phishing, or spoofing attempts by others to gain unauthorized access to our business information and financial accounts. A cyberattack, unauthorized intrusion, or theft of personal, financial or sensitive business information could have a material adverse effect of on our business operations or our clients’ information, and could harm our operations, reputation and financial situation. In addition, due to an increase in the types of cyberattacks, our employees could be victim to such scams designed to trick victims into transferring sensitive company data or funds, that could compromise and/or disrupt our business operations.

We were a victim of a business email compromise scam (BEC) in December 2021. BEC scams involve using social engineering to cause employees to wire funds to the perpetrators in the mistaken belief that the requests were made by a company executive or established vendor. As a result of the BEC scam, we have enhanced BEC awareness within our organization, established additional controls to help detect BEC scams when they occur, and require additional confirmations for large money transactions. In addition, we seek to detect and investigate all cybersecurity incidents and to prevent their recurrence, but in some cases, we might be unaware of an incident or its magnitude, duration, and effects. While we take every effort to train our employees to be cognizant of these types of attacks and to take appropriate precautions, and have taken actions and implemented controls to protect our systems and information, the level of technological sophistication being used by attackers has increased in recent years, and may be insufficient to protect our systems or information. Any successful cyberattack against us could lead to the loss of significant company funds or result in in potential liability, including litigation or other legal actions against us, or the imposition of penalties, which could cause us to incur significant remedial costs. Further, we cannot ensure that our efforts and measures taken will be sufficient to prevent or mitigate any damage caused by a cybersecurity incident, and our networks and systems may be vulnerable to security breaches, hacking, phishing, spoofing, BEC, employee error or manipulation, or other adverse events.

Due to the evolving nature and increased sophistication of these cybersecurity threats, the potential impact of any future incident cannot be predicted with certainty; however, any such incidents could have a material adverse effect on our results of operations and financial condition, especially if we fail to maintain sufficient insurance coverage to cover liabilities incurred or are unable to recover any funds lost in data, security and/or system breaches, and could result in a material adverse effect on our business and results of operations.

As of December 31, 2021, our internal control over financial reporting was ineffective, and if we continue to fail to improve such controls and procedures, investors could lose confidence in our financial and other reports, the price of our common stock may decline, and we may be subject to increased risks and liabilities.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the Sarbanes-Oxley Act of 2002. The Exchange Act requires, among other things, that we file annual reports with respect to our business and financial condition. Section 404 of the Sarbanes-Oxley Act requires, among other things, that we include a report of our management on our internal control over financial reporting. We are also required to include certifications of our management regarding the effectiveness of our disclosure controls and procedures. We previously identified a material weakness in our internal control over financial reporting relating to our tax review control for complex transactions. We are in the process of enhancing our tax review control related to unusual transactions that we may encounter, but that control has not operated for a sufficient time to determine if the control was effective as of December 31, 2021. If we cannot effectively maintain our controls and procedures, we could suffer material misstatements in our financial statements and other information we report which would likely cause investors to lose confidence. This lack of confidence could lead to a decline in the trading price of our common stock.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls and may require us to have such system audited by an independent registered public accounting firm. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or shareholder litigation. Any inability to provide reliable financial reports could harm our business. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

The trading prices of our common stock could be volatile, which could result in substantial losses to our shareholders and investors.

The trading prices of our common stock could be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other similarly situated companies that have listed their securities in the U.S. in recent years. The securities of some of these companies have experienced significant volatility including, in some cases, substantial price declines in the trading prices of their securities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States and other jurisdictions.

In addition to market and industry factors, the price and trading volume for our common stock may be highly volatile for factors specific to our own operations including the following:

●	variations in our revenues, earnings and cash flow;

●	announcements of new product and service offerings, investments, acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors;

●	changes in the performance or market valuation of our company or our competitors;

●	changes in financial estimates by securities analysts;

●	changes in the number of our users and customers;

●	fluctuations in our operating metrics;

●	failures on our part to realize monetization opportunities as expected;

●	additions or departures of our key management and personnel;

●	detrimental negative publicity about us, our competitors or our industry;

●	market conditions or regulatory developments affecting us or our industry; and

●	potential litigations or regulatory investigations.

Any of these factors may result in large and sudden changes in the trading volume and the price at which our common stock will trade. In the past, shareholders of a public company often brought securities class action suits against the listed company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,001 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

●	make a special written suitability determination for the purchaser;

●	receive the purchaser’s written agreement to the transaction prior to sale;

●	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our common stock may be depressed, and you may find it more difficult to sell our common stock.

An active trading market for our common stock may not develop, and you may not be able to easily sell your common stock.

An active trading market for shares of our common stock following our emergence from bankruptcy may never develop or be sustained. If an active trading market does not develop, you may have difficulty selling your shares of common stock or at all. An inactive market may also impair our ability to raise capital by selling our common stock, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies by using our common stock as consideration.

If we do not continue to satisfy the NYSE American continued listing requirements, our common stock could be delisted.

The listing of our common stock on NYSE American is contingent on our compliance with the NYSE American’s conditions for continued listing.

On September 11, 2020, we received a deficiency letter from NYSE American notifying us of our non-compliance with NYSE American’s stockholders’ equity listing standards as set forth in Section 1003(a)(i) - (iii) of the NYSE American Company Guide. Subsequently, we submitted a plan to the NYSE American to bring us into compliance with such listing standards within 18 months of receipt of the deficiency letter. On November 25, 2020, we received a letter from the NYSE American notifying us of its acceptance of our plan and our continuing listing pursuant to an extension with a target completion date of March 11, 2022.

As a result of management’s efforts, on March 11, 2022, the NYSE American informed the Company that it has regained compliance with all of the NYSE American continued listing standards set forth in Part 10 of the Company Guide.

Should we fail to meet the NYSE American’s continuing listing requirements, we may be subject to delisting by the NYSE America. In the event our common stock is no longer listed for trading on the NYSE American, our trading volume and share price may decrease and we may experience difficulties in raising capital which could materially affect our operations and financial results. Further, delisting from the NYSE American could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees. Finally, delisting could make it harder for us to raise capital and sell securities.

Sales of a significant number of our common stock in the public market, or the perception that such sales could occur, could depress the market price of our common stock.

In connection with a private placement of 2,870,927 (14,354,635 post-split) shares of common stock that closed on September 30, 2021, we have filed a registration statement allowing the holder thereof to resell the common stock. The sales of those shares of common stock in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

PRIVATE PLACEMENT OF SECURITIES

On September 30, 2021, we entered and consummated the transactions contemplated by a Securities Purchase Agreement with nine investors pursuant to which we issued and sold 2,870,927 (14,345,635 post-split) shares of common stock, par value $0.001 per share at $3.85 for each share of common stock, for an aggregate purchase price of approximately $11,053,069.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site at http://www.sec.gov. that contains reports, proxy and information statements, and other information that we file electronically with the SEC.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. You are referred to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available to the public over the Internet at the website of the SEC referred to above. We maintain a website at http://www.mtmtgroup.com The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed.

●	Our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 30, 2022;

●	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 16, 2022; and

●	Our current report on Form 8-K filed with the SEC on January 3, 2022; March 25, 2022; and March 30, 2022.

Additionally, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) after the effective date the registration statement containing this prospectus and (ii) until the earlier of the date on which all the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02, 7.02 or 9.01 of Form 8-K.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, CA; Attention: carol.wang@mtmtgroup.com; telephone (650) 340-1888.

SELLING STOCKHOLDER

This prospectus covers the possible resale by the selling stockholder identified in the table below of 2,397,305 shares of common stock. The selling stockholder may sell some, all or none of their shares of common stock. We do not know how long the selling stockholder will hold the shares of common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that he may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder relating to such shares, including (i) all of the shares offered hereby, and (ii) to our knowledge, all other securities held by the selling stockholder as of the date hereof, and reflects his respective holdings as of   July 15, 2022. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The percentage of shares beneficially owned prior to the offering is based on 22,084,055 shares of our common stock actually outstanding as of July 15, 2022.

	Shares Beneficially Owned Before	Shares to be Sold in this	Shares Beneficially Owned After Offering
Name of Selling Stockholder	this Offering	Offering	Number	Percentage
Yucheng Hu * Group 7,Yantai Village, Liaoye Town, Yingshan, Sichuan, China 637700	7,991,005	2,397,305	5,593,700	25.3%

*	Mr Hu is our Chairman of the Board, Chief Executive Officer and President.

DESCRIPTION OF OUR CAPITAL STOCK

The selling stockholder may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. This prospectus provides you with a general description of the common stock the selling stockholder may offer.

The description below of our capital stock and provisions of our second amended and restated certificate of incorporation, as amended, and third amended and restated bylaws are summaries and are qualified by reference to the second amended and restated certificate of incorporation, as amended, and the third amended and restated bylaws. These documents are filed as exhibits to the registration statement of which this prospectus is a part.

The total number of shares of all classes of capital stock which we have authority to issue is 42,000,000 shares of capital stock, consisting of (i) 40,000,000 shares of common stock, par value $0.001 per share, and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share. As of July 15, 2022, there were no outstanding shares of preferred stock and 22,084,055 outstanding shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our second amended and restated certificate of incorporation, as amended, does not provide for cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our common stock is currently listed on the NYSE American under the symbol “MTMT.”

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock, $0.001 par value per share, in one or more series. The board of directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Anti-Takeover Effects of Provisions of our Second Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws

Our second amended and restated certificate of incorporation, as amended, and our third amended and restated bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

As discussed above, our board of directors will have the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Call a Special Meeting

Our third amended and restated bylaws provide that special meetings of the stockholders may be called only by the majority of our board of directors or by stockholders owning at least 25% of our outstanding common stock, which may delay the ability of our stockholders to force consideration of a proposal.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our third amended and restated bylaws require advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

Our second amended and restated certificate of incorporation, as amended, and third amended and restated bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporate Law, or DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

●	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our second amended and restated certificate of incorporation, as amended, and third amended and restated bylaws, as amended upon the completion of this offering, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Forum Selection

Our second amended and restated certificate of incorporation, as amended, provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

●	any action asserting a claim against us arising pursuant to any provisions of the DGCL, our second amended and restated certificate of incorporation, as amended, or our third amended and restated bylaws; or

●	any action asserting a claim against us that is governed by the internal affairs doctrine.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Furthermore, the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find either exclusive-forum provision in our second amended and restated certificate of incorporation, as amended, to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our business.

These exclusive-forum provisions are not intended to apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Listing

Our common stock is listed on the NYSE American under the symbol “MTMT”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock, 1 State Street 30th Floor, New York, NY 10004-1561.

USE OF PROCEEDS

We are registering shares of our common stock for the selling stockholder. We will not receive any of the proceeds from any sale or other disposition of the common stock covered by this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholder, including his transferees, donees, pledgees, assignees and successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated. The selling stockholder do not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because each of the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that he has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and has informed the selling stockholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will not receive any proceeds from the sale of the shares by the selling stockholder.

LEGAL MATTERS

Lewis Brisbois Bisgaard & Smith LLP, San Francisco, CA will pass upon legal matters in connection with the validity of the common stock offered hereby.

EXPERTS

The consolidated balance sheets of Mega Matrix Corp. (formerly known as AeroCentury Corp) and subsidiaries (the Company) as of December 31, 2021 (Successor Company) and September 30, 2021 (Predecessor Company), and the related consolidated statements of operations, stockholders' equity (deficit) and other comprehensive income (loss), and cash flows for the three months ended December 31, 2021 (Successor Company) and the nine months ended September 30, 2021 (Predecessor Company) and the retrospective adjustments for the effects of the five for one forward stock split to the 2020 consolidated financial statements incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of Audit Alliance LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The audit report covering the December 31, 2021 consolidated financial statements contains an explanatory paragraph that states that the Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on March 29, 2021. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on September 30, 2011. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of September 30, 2021. Accordingly, the Company’s consolidated financial statements prior to September 30, 2021 are not comparable to its consolidated financial statements for period after September 30, 2021.

The consolidated financial statements as of and for the year ended December 31, 2020 (before the effects of the five for one forward stock split), incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as noted below, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The estimated expenses payable by the registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$1,982
Legal Fees and Expenses*	-
Accounting Fees and Expenses*	53,050
Miscellaneous Fees and Expenses*	-
Total:	$55,032

*	Estimated solely for the purposes of this Item. Actual expenses may vary.

Item 14. Indemnification of Directors and Officers

The Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, and Third Amended and Restated Bylaws provides that the Registrant shall indemnify its directors, officers employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we issued the securities described below without registration under the Securities Act. Unless otherwise indicated below, the securities were issued pursuant to the private placement exemption provided by Section 4(a)(2) of the Securities Act.

On September 30, 2021, we entered into and consummated the transactions contemplated by a Securities Purchase Agreement with nine investors pursuant to which we issued and sold 2,870,927 (14,354,635 post-split) shares of common stock, par value $0.001 per share at $3.85 for each share of common stock, for an aggregate purchase price of approximately $11,053,069.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

2.1	Joint Chapter 11 Plan of Reorganization of AeroCentury Corp. and Its Debtor Affiliates. (Incorporated by reference to Exhibit A of the Order of the Bankruptcy Court, as incorporated herein by reference to Exhibit 2.1 to the registrant’s Report on Form 8-K filed with the SEC on August 31, 2021).
3.1.1	Second Amended and Restated Certificate of Incorporation of AeroCentury Corp (Incorporated herein by reference to Exhibit 3.1 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
3.1.2	Certificate of Amendment to the Certificate of Incorporation of AeroCentury Corp. (Incorporated herein by reference to Exhibit 3.1 to the registrant’s Report on Form 8-K filed with the SEC on December 29, 2021).
3.1.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of AeroCentury Corp. (Incorporated herein by reference to Exhibit 3.1 to the registrant’s Report on Form 8-K filed with the SEC on March 25, 2022)
3.2	Third Amended and Restated Bylaws of AeroCentury Corp (Incorporated herein by reference to Exhibit 3.2 to the registrant’s Report on Form 8-K filed with the SEC on March 25, 2022).
5.1**	Opinion of Lewis Brisbois Bisgaard & Smith LLP
10.1§	Membership Interest Purchase Agreement, dated March 16, 2021, between the Company and Drake Jet Leasing 10 LLC, incorporated herein by reference to that certain Exhibit 10.1 Report on Form 8-K filed by the Company with the SEC on March 22, 2021.
10.2	Borrower Parent Transfer Agreement, made as of March 16, 2021 among the Company, Drake Jet Leasing 10 LLC; ACY E-175 LLC; Norddeutsche Landesbank Girozentrale, New York Branch, Norddeutsche Landesbank Girozentrale, and Wilmington Trust Company, a Delaware Trust Company, incorporated herein by reference to that certain Exhibit 10.2 Report on Form 8-K filed by the Company with the SEC on March 22, 2021.
10.3	Side Letter No. 1, dated as of March 16, 2021, by and between the Company, Drake Asset Management Jersey Limited, Drake Jet Leasing 10 LLC and UMB Bank, N.A, incorporated herein by reference to that certain Exhibit 10.3 to the Report on Form 8-K filed by the Company with the SEC on March 22, 2021.
10.4§	Plan Sponsor Agreement, dated as of August 16, 2021, by and among AeroCentury Corp., JetFleet Holding Corp., and JetFleet Management Corp. and Yucheng Hu, Hao Yang, Jing Li, Yeh Cheng, Yu Wang, TongTong Ma, Qiang Zhang, Yanhua Li, and Yiyi Huang. (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.5§	Securities Purchase Agreement, dated as of September 30, 2021, by and among Aerocentury Corp, the Plan Sponsor, and Yucheng Hu, in the capacity as the representative for the Plan Sponsor. (Incorporated herein by reference to Exhibit 10.2 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.6§	Series A Preferred Stock Purchase Agreement, dated as of September 30, 2021, by and between JetFleet Holding Corp. and AeroCentury Corp. (Incorporated herein by reference to Exhibit 10.3 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.7	Form of Independent Director Agreement (Incorporated herein by reference to Exhibit 10.4 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.8+	Form of Employment Agreement (Incorporated herein by reference to Exhibit 10.5 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.9+	Employment Agreement by and between AeroCentury Corp and Florence Ng, dated as of October 1, 2021 (Incorporated herein by reference to Exhibit 10.6 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.10†	Alspace Metaverse Project Entrusted Development Agreement between Feng Yue Technology Limited and AeroCentury Corp., dated as of October 1, 2021 (Incorporated herein by reference to Exhibit 10.10 to the registrant’s Report on Form 10-K filed with the SEC on March 30, 2022)

10.11+	Amendment to Employment Agreement by and between AeroCentury Corp. and Florence Ng, dated as of November 1, 2021 (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on November 4, 2021).
10.12+	Amendment to Employment Agreement by and between AeroCentury Corp and Yucheng Hu, dated as of December 16, 2021 (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on December 17, 2021)
10.13	2021 Equity Incentive Plan (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on January 3, 2022).
10.14+	Second Amendment to Employment Agreement by and between AeroCentury Corp. and Florence Ng, dated as of March 25, 2022 (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on March 25, 2022).
21.1	Subsidiaries of AeroCentury Corp. (Incorporated herein by reference to Exhibit 21.1 to the registrant’s Annual Report on Form 10-K filed with the SEC on March 30, 2022).
23.1*	Consent of Audit Alliance LLP, Independent Registered Public Accounting Firm
23.2*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm
23.3**	Consent of Lewis Brisbois Bisgaard & Smith LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the initial registration statement)
107**	Calculation of Filing Fee Table

*	Filed herewith
**	Previously filed.

+	Indicates a management contract or compensatory plan or arrangement.

§	Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. The signatory hereby undertakes to furnish supplemental copies of any of the omitted schedules and attachments upon request by the SEC.

†	In accordance with Item 601 of Regulation S-K, certain portions of this exhibit will be omitted because they are not material and would likely cause competitive harm to the registrant if disclosed. The registrant agrees to provide an unredacted copy of the exhibit on a supplemental basis to the SEC or its staff upon request.

(b) Schedules - N/A

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that (B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)	The undersigned registrant hereby undertakes that:

(1)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 1st day of August 2022.

Mega Maxtrix Corp.

Dated: August 1, 2022	By:	/s/ Yucheng Hu
Yucheng Hu
Chief Executive Officer (Principal Executive Officer)

Dated: August 1, 2022	By:	/s/ Qin (Carol) Wang
Qin (Carol) Wang
Chief Financial Officer (Principal Financial and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yucheng Hu	Chairman of the Board, Chief Executive Officer and President	August 1, 2022
Yucheng Hu

/s/ Florence Ng	Director	August 1, 2022
Florence Ng

/s/ Jianan Jiang	Director	August 1, 2022
Jianan Jiang

/s/ Qin Yao	Director	August 1, 2022
Qin Yao

/s/ Siyuan Zhu	Director	August 1, 2022
Siyuan Zhu